EXHIBIT B


                                OPTION AGREEMENT

                  This Option Agreement (the "Agreement") is entered into as of Auigust 21, 2003, by and between Atlantic Investors LLC, a Delaware limited liability company (the "Grantor") and Mr. Denis Martin (the "Option Holder").

                  WHEREAS, the Option Holder wishes to acquire and the Grantor wishes to grant an option to purchase 170,898 shares (the "NaviSite Shares") of Common Stock, par value $0.01 per share, of NaviSite, Inc., a Delaware corporation ("NaviSite"), owned by the Grantor, on the terms and conditions herein set forth.

                  NOW, THEREFORE, in consideration of the premises, and for the consideration herein set forth the receipt of which is hereby acknowledged, the parties hereby agree as follows:

                  Section 1         Grant of Options.
                  --------          ----------------

                  1.1 Subject to and upon the terms and conditions set forth in this Agreement, the Grantor hereby grants to the Option Holder an exclusive irrevocable option (the "Option") to purchase the NaviSite Shares, at an exercise price of $2.27 per share (the "Exercise Price").

                  1.2 The Option shall have a term of ten (10) years, measured from August 21, 2003, and shall accordingly expire at the close of business on August 21, 2013 (the "Expiration Date").


                  Section 2         Manner of Exercising Options.
                  ---------         -----------------------------

                  2.1 The Option Holder may exercise the Option with respect to all or a portion of the NaviSite Shares at any time from time to time on or before the Expiration Date. In order to exercise the Option, the Option Holder shall execute and deliver to the Grantor a duly completed Notice of Exercise in the form attached hereto as Exhibit I at any time prior to the Expiration Date.

                  3 Action Upon Delivery of Notice of Exercise. Upon the delivery by the Option Holder of a Notice of Exercise as provided in Section 2.1 hereof, the Grantor will, as promptly as possible, cooperate, take all action and execute all documents and instruments necessary or desirable to effect the transfer of the requisite NaviSite Shares to the Option Holder as contemplated by this Agreement.

                  Section 3         Adjustments.
                  --------          -----------

                  3.1 ADJUSTMENT OF EXERCISE PRICE AND NAVISITE SHARES. The number of NaviSite Shares issuable upon exercise of the Option and the Exercise Price are subject to adjustment upon occurrence of the following events prior to the Expiration Date:

     (a) ADJUSTMENT FOR STOCK SPLITS, STOCK SUBDIVISIONS OR COMBINATIONS OF NAVISITE SHARES. The Exercise Price shall be proportionally decreased and the number of NaviSite Shares issuable upon exercise of the Option shall be proportionally increased to reflect any stock split or subdivision of the Common Stock of NaviSite. The Exercise Price shall be proportionally increased and the number of NaviSite Shares issuable upon exercise of the Option shall be proportionally decreased to reflect any combination of the Common Stock of NaviSite.

     (b) ADJUSTMENT FOR DIVIDENDS OR DISTRIBUTIONS OF STOCK OR OTHER PROPERTY WITH RESPECT TO NAVISITE SHARES. In case NaviSite shall make or issue, or shall fix a record date for the determination of eligible holders entitled to receive, a dividend or other distribution with respect to the NaviSite Shares, payable in
(a) securities of NaviSite or (b) assets (excluding cash dividends paid or payable solely out of retained earnings), then, in each such case, the Option Holder on exercise hereof at any time after the consummation, effective date or record date of such dividend or other distribution, shall receive, in addition to the NaviSite Shares issuable on such exercise prior to such date, and without the payment of additional consideration therefor, the securities or such other assets of NaviSite to which such Option Holder would have been entitled upon such date if such Option Holder had exercised the Option on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional stock available by it as aforesaid during such period giving effect to all adjustments called for by this Section 3.

     (c) RECLASSIFICATION OF NAVISITE SHARES. If NaviSite, by reclassification of securities or otherwise, shall change the NaviSite Shares into the same or a different number of securities of any other class or classes, the Option shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the NaviSite Shares exercisable under the Option immediately prior to such reclassification or other change and the Exercise Price therefore shall be appropriately adjusted, all subject to further adjustment as provided in this
Section 3.

     (d) ADJUSTMENT FOR CAPITAL REORGANIZATION, MERGER OR CONSOLIDATION OF NAVISITE. In case of any capital reorganization of the common stock of NaviSite (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), or any merger or consolidation of NaviSite with or into another corporation, or the sale of all or substantially all of the assets of NaviSite then, and in each such case, the Option Holder shall thereafter be entitled to receive upon exercise of the Option, during the period specified herein and upon payment of the Exercise Price then in effect, the number of shares of stock or other securities or property of the successor corporation resulting from such reorganization, merger, consolidation, sale or transfer that a holder of the shares of NaviSite common stock deliverable upon exercise of the Option would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if the Option had been exercised immediately before such reorganization, merger, consolidation, sale or transfer, all subject to further adjustment as provided in this Section 3. The foregoing provisions of this Section 3.1(d) shall similarly apply to successive reorganizations, consolidations, mergers, sales and transfers and to the stock or securities of any other corporation that are at the time receivable upon the exercise of the Option. If the per-share consideration payable to the Option Holder hereof for shares in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Managing Members of the Grantor. In all events, appropriate adjustment (as determined in good faith by the Grantor's Managing Members) shall be made in the application of the provisions of the Option with respect to the rights and interests of the Option Holder after the transaction, to the end that the provisions of this Option Agreement shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after the event upon exercise of the Option.

                  Section 4         Closing.
                  --------          -------

                  4.1 TIME, PLACE, AND MANNER OF CLOSING. Upon exercise by the Option Holder of the Option, the closing of the transaction contemplated hereby (the "Closing") will be held at the offices of the Grantor, or such other place as the parties may agree, within ten (10) days of the receipt by the Grantor of the Notice of Exercise. At the Closing, the Grantor shall deliver to the Option Holder certificate(s) representing the number of shares of Common Stock of NaviSite issuable upon such exercise against payment of an amount equal to the product obtained by multiplying the number of shares of Common Stock of NaviSite being purchased upon such exercise by the then effective Exercise Price ("the "Exercise Amount") in immediately available funds. In case of any partial exercise of the Option, the Grantor and the Option Holder shall cancel this Agreement and shall execute a new Option Agreement of like tenor and date for the balance of the shares of Common Stock of NaviSite purchasable hereunder. [Notwithstanding the foregoing, the Option Holder shall have the right to elect to pay the Exercise Amount through a cashless exercise (i.e. the number of shares of NaviSite Common Stock to be received by the Option Holder will be equal to the number of shares of NaviSite Common Stock exercised by the Option Holder less the number of shares of NaviSite Common Stock with a fair market value as of the date of exercise equal to the Exercise Amount.

                  Section 5         Miscellaneous Provisions.
                  ---------         -------------------------

                  5.1. OWNERSHIP; TRANSFERABILITY. Grantor is the legal and beneficial owner of the NaviSite Shares underlying the Option, free and clear of any security interest, mortgage, pledge, encumbrance, lien or restriction on transfer, other than restrictions (i) under the Act, and (ii) reflected in a legend on the certificate(s) representing the NaviSite Shares and has authorized and reserved such NaviSite Shares for issuance upon the exercise of the Option.

                  5.2 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified or supplemented only by a written agreement signed by the Option Holder and the Grantor.

                  5.3 NOTICES. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, mailed by certified mail (postage prepaid and return receipt requested), sent by reputable overnight courier service (charges prepaid) or transmitted by facsimile to each party at the address set forth below. Notices shall be deemed to have been given hereunder when delivered personally or by facsimile, three (3) calendar days after deposit in the U.S. mail and one (1) calendar day after deposit with a reputable overnight courier service.

         If to the Option Holder to:

         Denis Martin
         95 Woodward Avenue
         Narragansett, RI  02882
         Facsimile:  (401) 782-9017

or to such other person or address as the Option Holder furnishes to the Grantor pursuant to the above.

         If to the Grantor to:

         c/o Madison Technology LLC
         20 East 66th Street, 2nd Floor
         New York, New York  10021
         Attention: Arthur Becker
         Facsimile: (212) 396-2388

         with a copy to:

         Heller Ehrman White & McAuliffe LLP
         120 West 45th Street
         New York, New York 10036
         Attention: Guy N. Molinari, Esq.
         Facsimile: (212) 763-7600

     or to such other address as the Grantor furnishes to the Option Holder pursuant to the above.

                  5.4 ENTIRE AGREEMENT. This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

                  5.5 AGREEMENT BINDING. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

                  5.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of laws provisions thereof.

                  5.7 FURTHER ACTION. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

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
                  IN WITNESS WHEREOF, the parties hereto have caused this Option Agreement to be duly executed and delivered as of the date first above written.



                                             ATLANTIC INVESTORS LLC


                                             By:  Madison Technology LLC, its
                                                      Managing Member


                                             By:  ______________________________
                                                     Name:  Arthur Becker
                                                     Title: Managing Member


                                             -----------------------------------
                                                       DENIS MARTIN

                                                               Exhibit I


                               NOTICE OF EXERCISE


                  The undersigned hereby irrevocably elects to exercise the option to purchase ____ shares of NaviSite Common Stock, pursuant to Section 2.1 of that certain Option Agreement, dated as of __________, 2003, between Atlantic Investors LLC and Mr. Denis Martin (the "Option Agreement"). The undersigned shall deliver the Exercise Amount to Atlantic Investors LLC at the Closing which shall take place no later than ten (10) days after the date of this Notice of Exercise. All capitalized terms not defined in this Notice of Exercise have the meanings set forth in the Option Agreement.



                                                 ----------------------------
                                                          DENIS MARTIN